FORM OF PORTFOLIO SUPPORT AND LICENSE AGREEMENT

         This Agreement, dated as of ______ 2010 is made by and between Ativo Capital Management, LLC an Illinois corporation ("Consultant/Licensor"), and Millington Securities, Inc. ("Licensee") as sponsor to, the Millington Unit Investment Trusts, Series 3 (the "Trust").

                                    RECITALS
                                    --------

         A. Consultant/Licensor is an investment adviser federally registered or exempt under the Investment Advisers Act of 1940, as amended.

         B. Licensee sponsors, underwrites and distributes a wide array of unit investment trusts ("UITs").

         C. Consultant/Licensor has developed an investment strategy (which includes without limitation selection criteria and methodology) set forth in Schedule A (the "Strategy"), and Consultant/Licensor owns rights in and to the Strategy and the proprietary data relating to the Strategy (such rights, including without limitation, copyright, trademark or proprietary rights and trade secrets, being hereinafter collectively referred to as the "Intellectual Property").

         D. The parties desire to enter into an agreement whereby
Consultant/Licensor shall provide to Licensee a list of securities selected in accordance with the Strategy (any securities selected in accordance with the Strategy are referred to herein as "Appropriate Securities") for deposit by Licensee, in its discretion, into the Trust.

         E. Consultant/Licensor uses in commerce and has trade name, trademark and/or service mark rights to the marks set forth in Schedule B (such rights are individually and collectively referred to herein as the "Marks").

         F. Licensee wishes to use the Strategy, Intellectual Property and the Marks in connection with the Trust.

         The parties agree as follows:

          1. Consultant/Licensor Services.

         (a) Selection of Securities. Prior to 12:00 p.m. (C.S.T.) on the business day before the day of deposit (such prior day being the "Target Date"), Consultant/Licensor shall provide Licensee with a list of Appropriate Securities for deposit by Licensee, in its sole discretion, into the Trust. Licensee shall specify the Target Date no less than five business days in advance of the Target Date. If Consultant/Licensor fails to provide Licensee with a list of Appropriate Securities prior to 12:00 p.m. on the Target Date: (i) Consultant/Licensor shall be liable (and shall promptly pay) for any costs and expenses incurred by Licensee and the Trust resulting from such delay and (ii) the Portfolio Fee and the License Fee set forth in Section 4, below, shall each be reduced by one (1) basis point for each 24-hour period of delay following 12:00 p.m. on the Target Date. The date that the Appropriate Securities are deposited is referred to herein as the

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"Deposit Date". Licensee shall provide to Consultant/Licensor the registration statement relating to the Trust (the "Registration Statement"). Consultant/Licensor hereby covenants, represents and warrants that, as of the Trust's Deposit Date, the list of Appropriate Securities furnished pursuant to this Agreement shall be appropriate for inclusion in the Trust based on the investment objectives and criteria set forth in the Trust's Registration Statement. Consultant/Licensor further covenants, represents and warrants that:
(i) as of the Trust's Deposit Date, the Appropriate Securities and any consultation it provides with respect to the Trust will be consistent, and not conflict, with that provided to other Consultant/Licensor clients with similar investment objectives and strategies and a substantially similar investment program.

         (b) Consultation. Consultant/Licensor shall:

                    (i) upon Licensee's reasonable request, provide Licensee with information about the Appropriate Securities as reasonably necessary for use by Licensee in preparing and updating Registration Statement disclosures and marketing materials for the Trust; and

                    (ii) promptly review for accuracy and completeness information provided and disclosures made in the Registration Statement for the Trust in which the Appropriate Securities are deposited.

         (c) Standard of Performance. Consultant/Licensor represents and warrants that: (i) the services will be performed with that degree of skill and care generally observed by companies performing the same or similar services, and (ii) the services will be provided in compliance with all applicable statutes, acts, ordinances, laws, rules, regulations, codes and standards.

         (d) Non-disclosure. Neither Consultant/Licensor nor any if its officers, directors, employees, members or agents shall disclose in any manner any information concerning the Trust, including any Appropriate Securities, prior to the Trust's Deposit Date.

          2. Grant of License.

         (a) Grant. Subject to the terms and conditions of this Agreement, Consultant/Licensor hereby grants to the Licensee a non-transferable (except as otherwise provided herein), license to use and refer to the Consultant/Licensor Marks, Strategy and Intellectual Property (i) in connection with the creation, issuance, sale, marketing and promotion of the Trust in order to indicate (x) that the securities included in the Trust are determined through the use of the Strategy, (y) the historical performance of the Strategy, and (z) that Consultant/Licensor is the source of the Strategy; (ii) as may otherwise be required by applicable laws, rules or regulations and court orders or under this Agreement; and (iii) in the name of the Trust (collectively, the "License").

         (b) Scope. Consultant/Licensor agrees that no person or entity (including without limitation, the Trust) other than the Licensee shall need to obtain a License in connection with the creation, issuance, sale, marketing and promotion of the Trust and that Licensee has the right to sublicense the License to the Trust or other appropriate party if necessary or helpful in achieving the intent of this Agreement. Consultant/Licensor shall be entitled to review and


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

approve all narrative and the uses of Intellectual Property in advance of use. However, if the Consultant/Licensor does not respond to the request for approval of any narrative and use of Intellectual Property within 5 (five) business days of receiving a request from the Licensee the request will be deemed approved. At no time shall approval be unreasonably withheld.

         (c) Ownership and Retention of Rights. The Licensee acknowledges that the Strategy and the Consultant/Licensor Marks are the exclusive property of Consultant/Licensor and that Consultant/Licensor has and retains all Intellectual Property rights therein. Except as otherwise specifically provided herein, Consultant/Licensor reserves all rights to the Strategy and the Consultant/Licensor Marks, and this Agreement shall not be construed to transfer to the Licensee any ownership right to, or equity interest in, any of the Strategy or the Consultant/Licensor Marks, or in any Intellectual Property or other proprietary rights pertaining thereto.

         (d) Duty to Maintain. During the term of this Agreement, Consultant/Licensor shall use its best efforts to maintain in full force and effect U.S. federal registrations for the Consultant/Licensor Marks.

          3. Term. The term of this Agreement shall commence as of the date set forth above and shall remain in full force and effect until the termination of the Trust.

          4. Fees. As consideration for the services and license granted herein, Licensee shall pay to Consultant/ Licensor the following fees (which fees are Trust costs that Licensee expects the Trust to reimburse pursuant to the applicable Trust Indenture):

                    (a) a portfolio consulting fee equal to __________ basis points (.__%) of the aggregate daily liquidation value all sales, net of liquidations, made during the primary offering period of the Trust (the "Portfolio Fee"); and

                    (b) a license fee equal to _________ basis points (.__%) of the aggregate daily liquidation value of all sales made during the primary offering period of the Trust (the "License Fee").


The Portfolio Fee and License Fee shall be paid on a one-time basis on or before the 15th day of the second month after the close of the primary offering period. Consultant/Licensor acknowledges that (a) Licensee may at any time determine that it does not wish to go forward with a primary offering of the Trust and, if it so determines, Licensee shall not be responsible for the payment of any Portfolio Fee or License Fee under this Agreement, (b) Licensee may delay the Deposit Date in its discretion, and (c) Licensee has full authority to determine the length of any offering period, and may shorten or lengthen such offering period for any reason in its sole discretion.

          5. Relationship of the Parties. This Agreement shall not be deemed to create any partnership or joint venture between Licensee and Consultant/Licensor, and the services provided by Consultant/Licensor shall be as an independent contractor and not as an

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

employee or agent of Licensee. Consultant/Licensor shall have no authority whatsoever to bind Licensee on any agreement or obligation. Consultant/Licensor agrees that it shall not hold itself out as an employee or agent of Licensee. Licensee shall have no authority whatsoever to bind Consultant/Licensor on any agreement or obligation. Licensee agrees that it shall not hold itself out as an employee or agent of Consultant/Licensor.

          6. Confidentiality. A party may obtain proprietary, non-public information concerning the other party ("Confidential Information") during the term of this Agreement. Each party shall keep the other party's Confidential Information confidential and shall not use such information in any manner except as required to perform its obligations hereunder. In no event shall the following information be deemed a disclosing party's Confidential Information:
(a) information that is or becomes generally available to the public other than as a result of disclosure by the receiving party; (b) information that was within the receiving party's possession prior to its being furnished by the disclosing party; (c) information that becomes available to the receiving party from a third party who is not, to the receiving party's knowledge, bound by an obligation of confidentiality to the disclosing party and (d) information that is independently developed by the receiving party without the receiving party violating its obligations under this agreement. Notwithstanding the above, a receiving party may disclose the disclosing party's confidential Information to the receiving party's existing and potential affiliates and its and their respective employees, agents, advisors, directors and officers (collectively, "Representatives"), provided, however, such Representatives are made aware of this Agreement and agree to comply with the terms of this Agreement as if they were parties hereto. Any misuse or disclosure by a party's Representative not permitted by this Agreement shall be deemed a breach of this Agreement by such party. Each party acknowledges that a breach of this Section would cause permanent and irreparable damage for which money damages would be an inadequate remedy. Therefore, each party shall be entitled to seek equitable relief in the event of any breach of the provisions of this Section in addition to all other remedies available at law or in equity.

          7. Indemnification. Each party shall defend, indemnify and hold harmless the other party from any and all liabilities, losses, damages, costs and expenses (including reasonable attorneys' fees) which the other party suffers by reason of any claims, demands, actions, or suits brought by a third party (including regulatory agencies) arising from the other party's (a) failure to comply with this Agreement or (b) breach of a representation or warranty contained in this Agreement.

          8. Limitation of Liability. Neither party shall be liable to the other party for any liabilities, damages, costs and expenses except for those resulting from the other party's breach of a representation or warranty contained in this Agreement, gross negligence or willful misfeasance. Notwithstanding the above, in no event shall either party be liable to the other party for any punitive, special, indirect, consequential, incidental or similar damages or losses, regardless of how such damages or losses arise. Nothing in this paragraph is intended to limit a party's right to indemnification under
Section 7.

          9. Representations and Warranties.

         (a) Licensee. Licensee represents, warrants and covenants that it is a corporation duly organized, existing and in good standing under the laws of the State of Illinois, with full right, power and authority to enter into and perform this Agreement, and the execution and

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performance of this Agreement does not conflict with or violate any agreement to which it is a party, any court order to which it is subject, or its Articles of Incorporation or Bylaws. Licensee further represents, warrants and covenants that it is registered as a broker/dealer in good standing with the Financial Industry Regulatory Authority.

         (b) Consultant/Licensor. Consultant/Licensor represents, warrants and covenants that it is a limited liability company duly formed, existing and in good standing under the laws of the State of Illinois, with full right, power and authority to enter into and perform this Agreement, and the execution and performance of this Agreement does not conflict with or violate any agreement to which it is a party, any court order to which it is subject, or any of its organizational documents. Consultant/Licensor further represents, warrants and covenants that (i) it is an investment adviser federally registered or exempt from registration under the Investment Advisers Act of 1940, as amended, and any applicable state statutes, (iii) the Strategy, Intellectual Property and Consultant/Licensor Marks are the exclusive property of Consultant/Licensor and
(iv) neither the selection of Appropriate Securities pursuant to the Strategy nor the Intellectual Property or the License granted pursuant to this Agreement infringes or otherwise violates any third-party's intellectual property rights or other proprietary rights.

         10. Miscellaneous.

         (a) Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Illinois without giving effect to any conflict of laws principles.

         (b) Arbitration. Except as to any matter as to which the parties may seek equitable relief, THE PARTIES HEREBY WAIVE THEIR RIGHT TO SEEK REMEDIES IN ANY COURT OR BEFORE ANY GOVERNMENTAL AGENCY, INCLUDING ANY RIGHT TO A JURY TRIAL. IN THE EVENT OF ANY DISPUTE ARISING BETWEEN OR AMONG ANY OF THE PARTIES OR ANY OF THEIR AFFILIATES OR THIRD PARTY BENEFICIARIES HEREOF, ARISING OUT OF, RELATING TO OR IN CONNECTION WITH THIS AGREEMENT, SUCH DISPUTE SHALL BE RESOLVED EXCLUSIVELY BY ARBITRATION IN COOK COUNTY, ILLINOIS IN ACCORDANCE WITH THE RULES OF JAMS/ENDISPUTE ("JAMS"), DISPUTES SHALL NOT BE RESOLVED IN ANY OTHER FORUM OR VENUE. A RETIRED JUDGE WHO IS EXPERIENCED IN RESOLVING DISPUTES REGARDING THE SECURITIES BUSINESS SHALL CONDUCT SUCH ARBITRATION. THE SCOPE OF DISCOVERY SHALL BE AGREED TO BY THE PARTIES. ANY ARBITRATION AWARD SHALL NOT INCLUDE FACTUAL FINDINGS OR CONCLUSIONS OF LAW. NO PUNITIVE DAMAGES SHALL BE AWARDED. ANY AWARD RENDERED BY THE ARBITRATOR SHALL BE FINAL AND BINDING, AND JUDGMENT MAY BE ENTERED UPON IT IN ANY COURT OF COMPETENT JURISDICTION AT THE TIME SUCH AWARD IS RENDERED OR AS OTHERWISE PROVIDED BY LAW.

         (c) Entire Agreement. This Agreement, including the Appendices and Schedules hereto, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior oral or written agreements relating to the subject matter hereof.

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

         (d) Assignment. Consultant/Licensor shall not assign any rights or delegate any obligations under this Agreement without the prior written consent of Licensee, which consent shall not be unreasonably withheld. Any assignment in violation of this provision shall be void. Licensee may assign its rights and obligations under this Agreement to any successor in interest to all or substantially all of Licensee's assets. This Agreement shall be binding upon the heirs, successors, legal representatives and permitted assigns of the parties.

         (e) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

         (f) Survival. The provisions of Sections 6, 7, 8, 10(a), 10(b), and 10(f) shall survive the termination of this Agreement.


                            [Signature Page Follows]

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first set forth above.

                                              ATIVO CAPITAL MANAGEMENT LLC



                                              By
                                                  ------------------------------
                                                  Ricardo Bekin
                                                  Chief Investment Officer



                                              MILLINGTON SECURITIES, INC. ,
                                                 AS SPONSOR OF THE TRUST



                                              By
                                                  ------------------------------
                                                  Charles G Millington
                                                  Chief Executive Officer

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

                                   SCHEDULE A
                                  THE STRATEGY


PRINCIPAL INVESTMENT STRATEGY

                                   SCHEDULE B

                            CONSULTANT/LICENSOR MARKS

(LOGO)
ATIVO
RESEARCH

(LOGO)
ATIVO
CAPITAL          CHOOSE WISELY(TM)



Quantitative Process Investing(TM)

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